Exhibit 10.2

GUARANTY

This Guaranty Agreement (this “Guaranty”) dated effective as of June 30, 2007, is entered into by Avista Capital, Inc. (“Guarantor”), a Washington corporation, in favor of Coral Energy Holding, L.P., a Delaware limited partnership, Coral Energy Resources, L.P., a Delaware limited partnership, Coral Power, L.L.C., a Delaware limited liability company and Coral Energy Canada Inc., an Alberta corporation (each being a “Coral Entity” and collectively, the “Coral Entities”).

Recitals:

A. Guarantor desires that the Coral Entities enter into the contracts and agreements listed on Attachment A hereto with affiliates of Guarantor including Avista Energy, Inc., Avista Energy Canada, Ltd. and Avista Turbine Power, Inc. (each being a “Guaranteed Party” and collectively, the “Guaranteed Parties”), as such contracts and agreements listed on Attachment A may be amended, supplemented, renewed, or extended, collectively, from time to time, the “Contracts”; and

B. The Guaranteed Parties are subsidiaries or affiliates of Guarantor and Guarantor will directly or indirectly benefit from the Contracts to be entered into between one or more of the Coral Entities and one or more of the Guaranteed Parties; and

C. The Guaranteed Parties and the Coral Entities are parties to an Indemnification Agreement of even date herewith with respect to certain obligations between such parties in respect of the Contracts (the “Indemnification Agreement”).

NOW, THEREFORE, in consideration of the Coral Entities entering into the Contracts with Guaranteed Parties, Guarantor hereby covenants and agrees as follows:

1. Guaranty. Subject to the terms and conditions hereof, Guarantor hereby irrevocably and unconditionally guarantees the timely performance and payment when due of the obligations of Guaranteed Parties (the “Obligations”) to the Coral Entities, as applicable, under the Indemnification Agreement with respect to the Contracts. To the extent that a Guaranteed Party shall fail to perform or pay any Obligation, Guarantor shall promptly cause the performance or pay to the applicable Coral Entity the amount due in accordance with the terms, conditions and limitations contained in the Indemnification Agreement. This Guaranty shall constitute a guarantee of payment and not of collection. Guarantor shall also be liable for the reasonable attorneys’ fees and expenses of such Coral Entity’s external counsel incurred in any successful effort to collect or enforce any of the obligations under this Guaranty.

2. Limitations. Guarantor’s performance hereunder shall be limited to monetary payments arising out of the Obligations (even if such payments are deemed to be damages) and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages, except to the extent specifically provided in the Indemnification Agreement to be due from a Guaranteed Party. Guarantor waives any and all defenses, rights and benefits Guarantor might assert to avoid or limit liability on Guarantor’s obligations arising from the bankruptcy, insolvency, dissolution, or liquidation of Guaranteed Party. The aggregate amount of Guarantor’s liability under or in respect of this Guaranty shall in no event exceed Thirty Million Dollars (U.S.$30,000,000), in the aggregate, plus attorney’s fees and other expenses specified under Section 1 hereto and shall be calculated by including any amounts paid by any Guaranteed Party under the Indemnification Agreement, or collected on any collateral securing Guarantor’s obligations under this Guaranty, against such Thirty Million Dollar cap on Guarantor’s liability.

3. Termination. This Guaranty shall remain in full force and effect until April 30, 2011. No termination shall affect, release or discharge Guarantor’s liability with respect to any Obligations existing or arising prior to the effective date of termination.

4. Nature of Guaranty. The Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Obligations. The Coral Entities shall not be obligated to file any claim relating to the Obligations owing to it in the event that a Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of a Coral Entity to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to a Coral Entity in respect of any Obligations is rescinded or must otherwise be returned in the event that a Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.

5. Subrogation. Guarantor waives its right to be subrogated to the rights of the Coral Entities with respect to any Obligations paid or performed by Guarantor until all Obligations have been fully and indefeasibly paid to the Coral Entities or otherwise terminated, subject to no rescission or right of return, and Guarantor has fully and indefeasibly satisfied all of Guarantor’s obligations under this Guaranty.

6. Waivers. Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor; (c) notice of any dishonor or default by, or disputes with, a Guaranteed Party; and (d) any right to require that any action or proceeding be brought against a Guaranteed Party or any other person, or to require that a Coral Entity seek enforcement of any performance against a Guaranteed Party or any other person, prior to any action against Guarantor under the terms hereof. Guarantor consents to the renewal, compromise, extension, acceleration, or other modification of the terms of a Contract, without in any way releasing or discharging Guarantor from its obligations hereunder. Except as to applicable statute of limitations, the time for bringing any claim under the terms of the Indemnification Agreement and duration of this Guaranty as provided in Section 3 above, no delay of a Coral Entity in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

7. REPRESENTATIONS. Guarantor is a corporation duly organized and validly existing under the laws of the State of Washington. The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action on the part of Guarantor. This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms (except that enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding in equity or at law).

8 Notice. Any payment demand, notice, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to the addresses set forth below. Notice given by personal delivery or mail shall be effective upon actual receipt, or, if receipt is refused or rejected, upon attempted delivery. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9. Miscellaneous. THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. No term or provision of this Guaranty shall be amended or modified except in a writing signed by Guarantor and each of the Coral Entities. A party may assign its rights and obligations hereunder only with the prior written consent of the Coral Entities, in the case of Guarantor, and Guarantor, in the case of any of the Coral Entities, and any attempted assignment without such prior written consent shall be null and void. Subject to the foregoing, this Guaranty shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Coral Entities, their successors and assigns. This Guaranty and the Indemnification Agreement embodies the entire agreement and understanding between Guarantor and the Coral Entities, and supersedes all prior guaranties issued by Guarantor in connection with the Contracts.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty effective as of the date first herein written.

Avista Capital, Inc.

/s/ Malyn K. Malquist
Name:	Malyn K. Malquist
Title:	Senior Vice President & Chief Financial Officer

Address of: Coral Energy Holding, L.P.	Address of Guarantor: Avista Capital, Inc.
Coral Energy Resources, L.P.
Coral Power, L.L.C.

909 Fannin, Plaza Level 1	1411 East Mission Avenue
Houston, Texas 77010	Spokane, Washington 99202
Attn: Credit Department	Attn: General Counsel
Fax No.:	Fax No.: (509) 495-4361

Address of: Coral Energy Canada Inc.

Coral Energy Canada Inc.
3500, 450-1st Street S.W.
Calgary, Alberta Canada
T2P 5H1
Facsimile: 403-716-3501
Attn: Senior Vice President

Signature Page - Guaranty

Attachment A to Guaranty

1. That certain Purchase and Sale Agreement, dated as of April 16, 2007 (the “Purchase Agreement”) by and among Avista Energy, Inc., Avista Energy Canada, Ltd., Coral Energy Holding, L.P., Coral Energy Resources, L.P., Coral Power, L.L.C., and Coral Energy Canada Inc.

2. If and when entered into, that certain Agency Agreement, to be dated as of June 30, 2007 (the “Agency Agreement”) by and among Avista Energy, Inc., Avista Energy Canada, Ltd., Coral Energy Holding, L.P., Coral Energy Resources, L.P., Coral Power, L.L.C., and Coral Energy Canada Inc.

3. That certain Post-Closing Transition Services Agreement dated as of June 30, 2007 (the “Transition Services Agreement”) by and among Avista Energy, Inc., Avista Energy Canada, Ltd., Coral Energy Holding, L.P., Coral Energy Resources, L.P., Coral Power, L.L.C., and Coral Energy Canada Inc.

4. That certain Energy Conversion Agreement dated as of June 30, 2007 (the “Lancaster Agreement”) by and between Avista Turbine Power, Inc. and Coral Power, L.L.C.

5. That certain Agreement to Temporarily Assign Rights to Use Jackson Prairie Expansion Capacity dated as of June 30, 2007 (the “JP Agreement”) by and between Avista Energy, Inc. and Coral Energy Resources, L.P.

6. Each of the documents and agreements entered into pursuant to any of the foregoing agreements.